Amendment #4 - Effective December 30, 1998 - to
         License Agreement between CMU and Coda Music Technology/Vivace



The License Agreement made on June 10, 1992 between Carnegie Mellon University ("CMU") and the Coda Music Technology Inc., formerly known as Vivace, Inc., the name of which was legally changed to Coda Music Technology, Inc. on March 17, 1994, having its current principal office at 6210 Bury Drive, Eden Prairie, MN 55346-1718 ("LICENSEE"), as amended by the letter agreement dated November 12, 1993, Amendment #2 dated May 12, 1994, and Amendment #3 dated August 28, 1996, is hereby further amended by this Amendment #4 and the parties hereto do hereby mutually covenant and agree as follows:

A.       Definitions.

1. The June 10, 1992 License Agreement ("the Original License Agreement") as amended by the four Amendments will herein he referred to as the "Amended License Agreement" or the "License".

2.       "Previous Amendments" shall mean Amendments #1, 2 and/or 3.

3. Articles and Paragraphs numbers specified in this Amendment with no other reference shall refer to the Original License Agreement.

4.       Paragraph 1.3 is hereby amended to read as follows:

         The term "Licensed Product(s)" shall mean (a) all products and services which include, wholly or in part, technology covered by U.S. Patent No. 4,745,836 (initially called PracticeMate Products), (b) computer software based on software developed by CMU called "Piano Tutor" or derivative works thereof developed by or for LICENSEE (initially called CMU MusicTutor Products), and (c) repertory and/or accompaniment that may be used with the foregoing parts (a) and/or (b) of this sentence. Licensed Products shall include, but shall not be limited to, all products covered under the preceding sentence which (i) are now or were previously called Vivace and/or SmartMusic, and/or (ii) are applications, software, hardware, repertory, or accompaniment, sold either as a branded product under any brand name or without a brand name or as an OEM product.

5.       Paragraph 1.4 is hereby amended to read as follows:

         (1) "Net Sales" shall mean total revenues received by LICENSEE from the manufacture, use, sale or other disposition of Licensed Products, less the total of all:

         (a)      discounts allowed in amounts customary in the trade;

         (b) sales tariffs, sales duties and/or sales taxes directly imposed and invoiced with reference to particular products or sales dispositions;

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         (c)      outbound transportation prepaid or allowed; and

         (d)      amounts allowed or credited on returns.

         No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections.

         (2) CMU agrees that LICENSEE may distribute free copies of Licensed Products to others (either on a stand-alone basis or in conjunction with the sale of other products of LICENSEE) with the business goal of generating additional sales of repertory and/or accompaniments for use therewith. No Net Sales price shall be imputed to such distribution of any such free Licensed Products. In exchange, LICENSEE has agreed to include sales of repertory and accompaniments in the determination of Net Sales.

         (3) In a situation other than that covered by the foregoing paragraph
         (2), if Licensed Product(s) and other software products are sold by LICENSEE in one transaction ("Combined Sale") at a single, combined price ("Combined Price"), the imputed Net Sales revenue shall be calculated according to the following formula:

                  A - shall mean the maximum price charged by LICENSEE during the previous six months for the Licensed Product included in the Combined Sale

                  B - shall mean the maximum price charged by LICENSEE during the previous six months for the other software product(s) included in the Combined Sale

                  C - shall mean the Combined Price minus deductions
                      authorized under sub-paragraph (1) (a) - (d) of amended paragraph 1.4 as set forth in part 5 of this Amendment #4

                  L - shall mean the imputed Net Sale revenue (which is subject to Running Royalties).

                      L shall be calculated by multiplying C times A divided by (A + B)

                      Example: Assume A=100, B=500, C=550; L=550x100/600=91.67.

         (4) In the case of "Combined Hardware Sales", if Licensed Product(s) and one or more hardware products are sold by LICENSEE in one transaction and at a single, combined price, or if the Licensed Product is incorporated in the design of a hardware product sold by LICENSEE, the imputed Net Sales revenue shall be calculated according to the following formula:

                  Same as for a Combined Software Sale, except -

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                  B - shall mean the maximum price charged by LICENSEE during the previous six months for the hardware component(s) included in the Combined Sale, or, if such a price does not exist, the cost to LICENSEE of such component(s).

6.       "Year" shall mean a calendar year during the Term of the License.

7.       The "Effective Date" of this Amendment shall be December 30, 1998

B.       Non-exclusive License; Term of License

1.       Paragraphs 2.1 is hereby amended to read as follows:

         a. Subject to the other provisions of this License, CMU hereby grants and LICENSEE hereby accepts a nonexclusive world-wide license to make, use and sell Licensed Products.

         b. "Term" of License: This License shall remain in effect until December 31, 2005 unless Terminated prior to that date under the provisions of this License.

2.       Paragraphs 2.2 and 2.3 are deleted.

C.       Minimum Royalties

Section B and C of Amendment #3 are hereby deleted. Paragraph 4.2 of the License remains deleted. A new Paragraph 4.3 is hereby added to the License and will read as follows:

1. LICENSEE shall pay CMU minimum royalties ("Minimum Royalties") for each Year during the Term in the amount of (a) thirty-thousand dollars ($30,000) per year and (b) an additional amount calculated by multiplying thirty-thousand dollars ($30,000) by the cumulative percentage change in the USA Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers for All Cities (CPI-W) between September 1994 and the September preceding the start of the Year for which the annual Minimum Royalty is to be paid. CMU will calculate during each December (or whenever CPI-W figures for September have become available) the total amount of Minimum Royalty due for the following Year and will promptly notify LICENSEE of that amount ("Amount Due").

2. LICENSEE will pay CMU the Amount Due for each Year in three equal installments which will be due and payable on January 1, April 1, and July 1 of that Year.

         Example:  Calculation of Minimum Royalty for 1999:

         CPI-W as of September 1994         147.3
         CPI-W as of September 1998         160.7
         Cumulative percentage change       9.1%
         Amount due for 1999:               $30,000 + ($30,000 x 9.1%) = $32,730
         Amount due 1/1/1999:               $32,730 / 3 = $10,910
         Additional payments of $10,910 shall be due on 4/1/99 and 7/1/99)

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D.       Running Royalties

Paragraph 4.1 is hereby amended to read as follows:

1. "Running Royalties" will be two percent (2%) of Net Sales of each Year up to Net Sales of fifteen million dollars ($15,000,000) per year, and will be the following percentage of incremental amounts of Net Sales above $15 million:

              Net Sales up to $15 million                                  2.0%
              Net Sales exceeding $15 million, up to $17.5 million         1.5%
              Net Sales exceeding $17.5 million, up to $20 million         1.0%
              Net Sales exceeding $20 million, up to $22.5 million         .75%
              Net Sales exceeding $22.5 million                             .5%

         The amount of such Running Royalties for each Year will be calculated by LICENSEE promptly following the end of that Year. If Minimum Royalties exceed Running Royalties for that Year, no additional royalties will be payable; otherwise the difference between Running Royalties and the Minimum Royalty for a Year ("Additional Amount") shall be due and payable by LICENSEE to CMU on March 1 following the end of that Year.

              For example, if Running Royalties for 2001 should amount to $60,000 and Minimum Royalties should amount to $40,000, the Additional Amount of $20,000 shall be due and payable on March 1, 2002.

E.       Warrant

1. Promptly following the signing of Amendment #4 by all parties, CMU will deliver to LICENSEE an Investment Letter (attached as Exhibit A) executed by CMU and LICENSEE will issue a Warrant to CMU for the purchase of thirty thousand (30,000) shares of Common Stock of Coda Music Technology Inc. at a price of one dollar and twenty-five cents ($1.25) per share ("Warrant"). Such Warrant may be exercised by its holder at any time between the date when all parties have signed this Amendment and December 31, 2005. Attached as Exhibit B is a sample copy of the Warrant document to be used.

2. LICENSEE understands that CMU intends to transfer some rights to Warrant Shares under the Warrant to one or more of the following individuals: Roger B. Dannenberg, Joshua Bloch, Peter Capell, Annabelle Joseph, Robert Joseph, Marta Sanchez, Ronald Saul, and John Maloney. Prior to approval of any such transfer, CMU shall provide an Investment Letter (a sample copy of which is attached as Exhibit C) signed by the intended transferee.

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F.       No Sublicensing Rights

LICENSEE shall have no rights to sublicense any of its rights under this License. Paragraphs 2.5, 2.6, 2.7, 2.8, 2.9 and 2.10 are hereby deleted. It is understood, though, that any individual piece of Licensed Product distributed by LICENSEE under the License shall carry with it a continuing sublicense permitting subsequent use, resale, or other redistribution, performance or display of that individual piece of Licensed Product.

G.       No Other Royalties

Considering the amount of $80,000 already paid, LICENSEE shall owe CMU no additional royalty payments for calendar year 1998.

For the balance of the Term of the License, LICENSEE will have no royalty obligations to CMU other than the Running Royalties, Minimum Royalties, and Warrants provided for in this Amendment.

H.       Infringement

As related to Article VII, LICENSEE hereby agrees to forego any rights to defend any CMU intellectual property rights ("Rights" as defined in Paragraph 1.2).

I.       Reporting

Section D of Amendment #3 is hereby deleted. Paragraph 5.2 is hereby amended to read as follows:

During the Term of the License, within forty-five (45) days of the end of each calendar quarter, LICENSEE shall provide CMU with a written report stating the number of Licensed Products sold, Net Sales, and a calculation of the royalties due to CMU for such sales during the preceding calendar quarter and cumulatively for the Year. Such written report shall also include a breakdown of such sales, indicating (but only to the extent LICENSEE breaks down such sales in, and with the definitions used in, LICENSEE'S own internal reporting):

         (a) Net Sales of Licensed Products sold -- by major categories such as repertory / accompaniment, application software, application hardware, etc., and in total;

         (b) Number of Licensed Products Units sold -- by major categories as defined in LICENSEE'S own internal reporting, such as repertory, accompaniment, application software, application hardware, Combined Products, etc.

         (c)      Number of Coda / Vivace / SmartMusic Assessment products sold
                  - (1) as a separate unit or module, and/or (2) as a built-in component or function of other Vivace / Coda / SmartMusic products.

Where classifications for such reporting should be unclear, LICENSEE may consult with CMU as to the proper classification and/or interpretation of such written reports.

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J.       Other Provisions

1. Except as hereby amended in Amendment #4, the provisions of the original License Agreement and of the first three Amendments, all as subsequently amended, shall continue in full force and effect and constitute this License.

2. If any provision of Amendment #4 should be in conflict with the Original License Agreement and/or Previous Amendments, the provisions of this Amendment #4 shall control.

3.       LICENSEE shall not (a) pursue any of the following actions itself nor
         (b) induce any other party to pursue such actions nor (c) knowingly support or be a party to any such actions by any other party, unless required to do so under a court order not obtained with the consent of
         LICENSEE:

         (1) to question the validity of this License and/or the Rights defined in paragraph 1.2.

         (2) to seek recovery of moneys paid by LICENSEE to CMU.

K.       Notices (General)

Article XIV is amended as follows:  The designated name and address for
                                    CMU shall be --

         Mark Coticchia, Director of Technology Transfer
         Carnegie Mellon University, Warner Hall 407
         5000 Forbes Avenue
         Pittsburgh, PA 15213-3890
         Fax  412-268-7395

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IN WITNESS WHEREOF, the parties have executed this agreement, with the intention of being legally bound, as of December 30, 1998.

The undersigned confirm that they have the authority to bind to this Agreement the party on behalf of which they are executing below.


Accepted and agreed to:

For Coda Music Technology, Inc.


/s/ Ron Raup
Ron Raup
President and Chief Operating Officer



For Carnegie Mellon University


/s/ Susan Burkett                               /s/ Mark E. Coticchia
Susan Burkett                                   Mark E. Coticchia
Associate Provost                               Director of Technology Transfer